EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-8 of our report dated March 28, 2008 on the audits of the financial statements of The Enlightened Gourmet, Inc. (the “Company”) as of December 31, 2007 and the related statements of operations, stockholders equity and cash flows for each of the years in the two-year period ended December 31, 2007.  In addition, we consent to the reference to our firm as “Experts” in the registration statement.

/s/ Mahoney Sabol & Company, LLP

Mahoney Sabol & Company, LLP

Certified Public Accountants

Glastonbury, Connecticut

October 3, 2008